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                                    EXHIBIT B

Information Concerning Directors and Executive Officers of the Reporting
Persons:

The following Table sets forth certain information concerning each of the directors and executive officers of each of the Reporting Persons as of the date hereof.

Ming Management, Ltd.

Name: Whitten Corporate Services

Citizenship: British Virgin Islands

Principal Occupation: Director

Chan Capital, Ltd.

Name: M & S Directors, Ltd.

Citizenship: Turks and Caicos Islands

Principal Occupation: Chairman

Name: M & S Secretaries, Ltd.

Citizenship: Turks and Caicos Islands

Principal Occupation: Secretary

Almond Resources, Ltd.

Name: Iain Brown

Citizenship: Canadian

Principal Occupation: President, Almond Resources, Ltd.

Chivas Holdings, Ltd.

Name: Iain H. T. Brown

Citizenship: Canadian

Principal Occupation: President, Chivas Holdings, Ltd.

Name: Ms. Denise Johnson

Citizenship: Bahamian

Principal Occupation: Secretary